EXHIBIT (a)(1)(ii)

MMC Stock Options Exchange Election (paper exchange)

Employee Name
Employee I.D.

If you are eligible and wish to exchange eligible options, you must act by 5:00 p.m. U.S. Eastern time on Thursday, June 30, 2005. You may change your election as often as you wish until 5:00 p.m. Eastern time on Thursday, June 30, 2005, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by MMC in its sole discretion.

  If you wish to exchange all eligible stock options, check the “Accept All Eligible” box below.
  If you do not wish to exchange all eligible options, go to the table and indicate your election for each grant in the appropriate box (“Accept” or “Decline”).
  Sign and date the election form and return to MMC Global Compensation via fax to 212- 345-4767 or mail to 1166 Avenue of the Americas, New York, NY 10036.

Questions about the MMC Stock Option Exchange Program can be directed to MMC Global Compensation:

  By phone at 212-345-3500, weekdays between 9:00 a.m. and 5:00 p.m. U.S. Eastern time. You will be able to leave a voicemail on this extension after business hours.
  By e-mail at MMC.Stock.Option.Group@mmc.com.

☐ Accept All Eligible

Grant Date	Grant Number	*Grant Type	Outstanding Options Eligible for Exchange	Exercise Price	Exchange Fair Market Value Per	Exchange Factor	Options Resulting from Exchange	Accept	Decline
								☐	☐

*Grant Types: CAO – Converted Approved Stock Option; CSO – Converted Stock Option; CUO – Converted Unapproved Stock Option; ISO – Incentive Stock Option; NSO – Nonqualified Stock Option; SO – Stock Option

Date: __________________	Signature: _________________________